Exhibit 10.8

EXECUTION VERSION

STOCK GRANT AMENDMENT AND TRANSFER AGREEMENT

This Stock Grant Amendment and Transfer Agreement (“Agreement”) is made as of March 4, 2020, by and among Assure Holdings Corp., a Nevada corporation (“Assure”); Preston Parsons, a Colorado resident (“Parsons”); and each of the persons set forth on Schedule I (each, a “Grantee” and collectively, the “Grantees”). Assure and Parsons together are referred to as the “Parties”.

RECITALS:

WHEREAS:

A.	Parsons is the founder of Assure Neuromonitoring, LLC which was reorganized in November 2016 into Assure Holdings Inc. (“Holdings”);

B.	Holdings was acquired by Montreux Capital Corp. by way of a reverse take-over and following same, the resulting entity changed its name to Assure, the whole in connection with a business combination (the “Business Combination”), effected under the terms of a Share Exchange Agreement dated on or about May 16, 2017 (the “Share Exchange Agreement”);

C.	Under the Business Combination, (i) Parsons’ common stock in Holdings was exchanged for common stock of Assure; and (ii) Assure assumed obligations under a stock grant agreement dated November 8, 2016 (the “Stock Grant Agreement”), under which Parsons was granted Five Million (5,000,000) shares of common stock (the “Parsons Incentive Shares”), which vested based on certain grant conditions determinable upon finalizing Assure’s audited financial statements for the fiscal year ending December 31, 2017 (the “Vesting Conditions”);

D.	Assure had a delay in preparing its audited financial statements for the fiscal year ending December 31, 2017, and Assure and Parsons agreed to suspend the Vesting Conditions and the issuance of the Parsons Incentive Shares pending negotiation of a reallocation of a portion of the Parsons Incentive Shares for the purposes of retaining the Grantees as key employees, officers and/or directors;

E.	Parsons is the largest shareholder of Assure and has an interest in ensuring that Assure can retain these key employees, officers and directors and desires to transfer One Million Seven Hundred Thousand (1,700,000) Parsons Incentive Shares (the “Transferred Incentive Shares”) to the Grantees;

F.	The Board of Directors of Assure (with Parsons abstaining) has determined that it is in the best interest of Assure to (i) amend the Vesting Conditions; (ii) approve the Parsons’ request to transfer the Transferred Incentive Shares to the Grantees for retention purposes; and (iii) to amend and restate the remaining Parsons Incentive Shares grant and to document the grant the Transferred Incentive Shares under the terms of Stock Grant Agreements;

G.	Assure’s common stock is listed and Assure is subject to the requirements of the TSX Venture Exchange and certain rules related to compensatory transactions, including the amendment of the vesting conditions related to the Parsons Incentive Shares and the transfer and grant of the Transferred Incentive Shares to the Grantees, which require TSX Venture Exchange approval (the “Regulatory Approval”); and

H.	Assure and Parsons now desire to transfer the Transferred Incentive Shares and to amend the Vesting Conditions on the Parsons Incentive Shares.

AGREEMENT

NOW, THEREFORE:

In consideration of the representations, warranties, mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

ARTICLE I

CANCELLATION AND SURRENDER OF INCENTIVE STOCK

1.1       Cancellation of the Transferred Incentive Shares. Assure and Parsons acknowledge and irrevocably agree that Parsons shall transfer and assign the Transferred Incentive Shares (One Million Seven Hundred Thousand (1,700,000) Parsons Incentive Shares), granted under the Stock Grant Agreement, to each of the Grantees as follows:

Employee, Officer, Director	Title	Number of Incentive Shares
George Simms		500,000
Stephanie Krause		250,000
Beth Lindstrom		250,000
John Farlinger	Director/Acting CEO	300,000
Alex Rasmussen		200,000
Trent Carman	Chief Financial Officer	200,000
	Total	1,700,000

Each of the Grantees accepts their allocation of the Transferred Incentive Shares.

1.2       Capital Contribution by Parsons. Parsons agrees and acknowledges that the the Transferred Incentive Shares under this Agreement is intended to be treated as an additional capital contribution by Parsons to Assure to facilitate the issuance of stock grants to the Grantees, subject to Regulatory Approval.

1.3       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 12:00 pm (Denver time) on the fifth Business Day following receipt of the Regulatory Approval or at such other time or on such other date as the Parties may mutually agree upon in writing (the “Closing Date’’), at the offices of Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, CO 80202.

ARTICLE II

AMENDMENT OF STOCK GRANT AGREEMENT; REGRANT

2.1       Amendmend of Stock Grant Agreement. Assure and Parsons agree the Stock Grant Agreement shall be amended and restated in its entirety and replaced by the Stock Grant Agreement attached hereto as Exhibit A.

2.2       Grant of Transferred Incentive Shares. Assure agrees to record the transfer of the Transferred Incentive Shares to the Grantees and execute and deliver a Stock Grant Agreement to each Grantee, in substantially the form attached hereto as Exhibit B, as follows:

Employee, Officer, Director	Title	Number of Incentive Shares
George Simms		500,000
Stephanie Krause		250,000
Beth Lindstrom		250,000
John Farlinger	Director/Acting CEO	300,000
Alex Rasmussen		200,000
Trent Carman	Chief Financial Officer	200,000
	Total	1,700,000

ARTICLE III

MISCELLANEOUS

3.1       Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the transactions contemplated in this Agreement and the terms of this Agreement expressly replace and supersede any prior oral or written communication, understanding or agreement among the Parties and this Agreement may be amended only by agreement in writing executed by the Parties.

3.2       Notices.

(a)       All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any communications must be sent to the respective parties at the following addresses:

If to Assure:	Assure Holdings Corp. 4600 S. Ulster Street, Suite 1225 Denver, CO 80237 Attention: John Farlinger, Acting CEO Email: john.farlinger@assureiom.com

with a copy to:	Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202 Attention: Kenneth Sam, esq. Email: sam.kenneth@dorsey.com

If to Parsons:	Preston Parsons 4600 S. Ulster Street, Suite 1225 Denver, CO 80237 Email: ppars5@gmail.com

If to a Grantee at the address set forth beside the Grantee’s signature below.

3.3       Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

3.4       Arbitration. Any claim or dispute of any nature between the parties hereto arising directly or indirectly from the relationship created by this Agreement shall be resolved exclusively by three (3) arbitrators in Denver, Colorado, in accordance with the applicable rules of the American Arbitration Association. Each of Assure and Parsons shall designate a person to act as an arbitrator, and a third to be appointed by the Denver, Colorado office of the American Arbitration Association. The fees of the arbitrators and other costs incurred by the parties in connection with such arbitration shall be paid by the party which is unsuccessful in such arbitration as shall be determined by the arbitrators. The decision of the arbitrators shall be final and binding upon both parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to each of the arbitrators a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

3.5       Attorneys’ Fees. The prevailing party in any action or proceeding to enforce, interpret, or recover damages for breach of this Agreement shall be entitled to the award of reasonable attorneys’ fees and costs at all levels of proceedings.

3.6       Survival. The representations, warranties, covenants and agreements set forth in this Agreement will survive the closing of the transaction contemplated in this Agreement.

3.7       Heading. The headings of the Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

3.8       Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any provision to a specific situation, shall be held invalid or unenforceable, that provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

3.9      Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns and all of their past, present, and future principals, officers, directors, agents, and employees and their respective heirs and legal representatives. None of the Parties may assign any rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

3.10      Time of Essence. Time is of the essence in this Agreement.

3.11      Further Assurances. Parsons will execute and deliver such further instruments and take such additional actions as Assure may reasonably request to effect, consummate, confirm or evidence the transactions contemplated in this Agreement. Assure by and through its duly authorized officers, employees or agents will execute and deliver such further instruments and take such additional actions as Parsons may reasonably request to effect, consummate, confirm or evidence the transactions contemplated in this Agreement.

3.12      Counterpart Execution; Facsimile. This Agreement may be executed in multiple counterparts each of which may be deemed an original and shall become effective when the separate counterparts have been exchanged among the Parties. This Agreement may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

3.13      Cooperation Among the Parties. Assure and Parsons agree to cooperate in performing their duties under this Agreement.

[SIGNATURE PAGE FOLLOWS]

Dated as of the day and year first above written.

ASSURE:

Assure Holdings Corp., a Nevada corporation

/s/ John Farlinger
John Farlinger,
Acting Chief Executive Officer

PRESTON PARSONS:

/s/ Preston Parsons
Preston Parsons
A Colorado Resident